UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 9, 2012 (February 6, 2012)

KALLO INC.
formerly, Diamond Technologies Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53183
(Commission File No.)

15 Allstate Parkway, Suite 600
Markham, Ontario
Canada   L3R 5B4
(Address of principal executive offices and Zip Code)

(416) 246-9997
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01                      CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

Previous independent registered public accounting firm

On February 6, 2012, Collins Barrow Toronto LLP, Collins Barrow Place, 11 King Street West, Suite 700, Box 27, Toronto, Ontario, Canada M5H 4C7 terminated its relationship with us as our auditor.  Collins Barrow Toronto LLP advised us that its decision to terminate our relationship was based its decision to cease doing US public company audits.  Except as noted in the paragraph immediately below, the reports of Collins Barrow Toronto LLP’s financial statements for the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of Collins Barrow Toronto LLP on our financial statements as of and for the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we had suffered negative working capital, had experienced negative cash flows from continuing operating activities and also due to uncertainty with respect to our ability to meet short-term cash requirements.

During the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011, and through February 6, 2012,  we have not had any disagreements with Collins Barrow Toronto LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Collins Barrow Toronto LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years or in connection with its reports in any subsequent interim period through the date of dismissal.

During the year ended December 31, 2010 and through February 6, 2012, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 9, 2012, we delivered a copy of this report to Collins Barrow Toronto LLP. Collins Barrow Toronto LLP has not issued its response as of the date of filing this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 9th day of February 2012.

KALLO INC.

BY:	VINCE LEITAO
Vince Leitao, President